Exhibit 99.1

AMERICAN MEDIA, INC. reports FIRST QUARTER FISCAL YEAR 2016 RESULTS

First Quarter Highlights

• Company posted Revenues of $56.1 million and Adjusted EBITDA of $17.2 million for the first quarter of FY 2016.

• True cash EBITDA is $15.2 million for the first quarter of FY 2016, which is $5.1 million, or 50%, higher than the prior year period.

• Investment highlights are no future digital investments required after spending $48 million over the last 7 years.

• Newsstand unit sales have stabilized for the celebrity market over the last 48 consecutive weeks.

• Chairman, President and CEO David Pecker reconfirmed Full Fiscal Year 2016 guidance of $230 to $235 million of Revenue and $80 to $85 million of Adjusted EBITDA resulting in $25 to $30 million of free cash flow.

NEW YORK, August 19, 2015 /PRNewswire/ - American Media, Inc. (AMI) reported financial results for its first fiscal quarter ended June 30, 2015.

AMI Chairman, President and CEO David Pecker said, “Our first quarter results show how successful we have been in extending our brands and content across multiple platforms. Our six point strategy for digital growth, the stable sales our celebrity titles are experiencing on the newsstand and the outstanding performance of Men’s Fitness all provide a solid foundation for AMI’s future.”

First Quarter Fiscal Year 2016

Revenues
Traffic growth has been the driving force behind AMI’s digital advertising revenue of $3.4 million for the three months ended June 30, 2015, which is up $1.4 million, or 70%, over the prior year period. In July 2015, AMI generated 50 million unique visitors and 348 million page views across its 14 sites and their platforms, up 43% and 30%, respectively, over the prior year.

Men’s Fitness continued its strong performance through the first quarter of Fiscal Year 2016, with advertising revenue of $4.0 million, up $600,000, or 17%, over the prior year period.

Star and OK! generated $5.0 million of print ad revenue, which was up 6% over the prior year. RadarOnline’s strong operational performance continued during the quarter ended June 30, 2015 with digital advertising revenue of $2.0 million, up 4% versus the prior year period.

Expenses
AMI fully implemented its $22.0 million Management Action Plan for Fiscal Year 2016. Over the previous seven years, AMI has reduced its total expenses by $180 million.

For information concerning any forward-looking statements and EBITDA and Adjusted EBITDA mentioned above, please see Appendix A to this Press Release.

About American Media, Inc.
American Media, Inc. (AMI) owns and operates the leading print and digital celebrity and active lifestyle media brands in the United States. AMI’s titles include National Enquirer, Star, OK!, Globe, National Examiner, Soap Opera Digest, Men’s Fitness, Muscle & Fitness, Flex and Muscle & Fitness Hers. AMI also manages 14 different digital sites including RadarOnline.com, OKmagazine.com, MensFitness.com and MuscleandFitness.com. AMI’s magazines have a combined total circulation of 2.1+ million and reach more than 35 million men and women each month. AMI’s digital properties reach an average of 50 million unique visitors and 348 million page views monthly.
Contact:
Christopher Polimeni
Executive Vice President and Chief Financial Officer
American Media, Inc.
212.545.4829

APPENDIX A

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING INFORMATION IN THE PRESS RELEASE TO WHICH THIS APPENDIX IS ATTACHED

This Press Release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to our current beliefs regarding future events or our future operating or financial performance. By their nature, forward-looking statements involve risks, trends, and uncertainties that could cause actual results to differ materially from those anticipated in any forward-looking statements. Such factors include, but are not limited to, those items described in “Risk Factors” in AMI’s Annual Report on Form 10-K for the fiscal year ended March 31, 2015 (the “Annual Report”) and “Management's Discussion and Analysis of Financial Condition and Results of Operations” included in AMI’s Annual Report and Quarterly Report on Form 10-Q for the quarter ended June 30, 2015.

We have tried, where possible, to identify such statements by using words such as "believes," "expects," "intends," "may," "anticipates," "plans," or the negation thereof, or similar expressions in connection with any discussion of future operating or financial performance. Any forward-looking statement is and will be based upon our then-current expectations, estimates and assumptions regarding future events and is applicable only as of the date such statement is made.

We caution you not to place undue reliance on any forward-looking statement included in this Press Release, which speaks only as of the date of this Press Release. We undertake no obligation to publicly update or revise any forward-looking statement contained in this Press Release, whether as a result of new information, future events or otherwise, except as required by law.

Financial Disclosure regarding non-GAAP financial measures

EBITDA and Adjusted EBITDA are measures we use to gauge our operating performance. EBITDA is defined as net income (loss) attributable to AMI plus interest expense, provision (benefit) for income taxes, depreciation and amortization, provision for impairment of intangible assets and goodwill, if any, deferred debt costs and deferred rack costs and the effects of discontinued operations. Adjusted EBITDA is defined as EBITDA plus restructuring costs and severance, costs related to launches, re-launches or closures of publications and certain other costs. We believe that the inclusion of EBITDA and Adjusted EBITDA are appropriate to evaluate our operating performance compared to our operating plans and/or prior years, to value prospective acquisitions and to highlight trends.

Management believes our investors use EBITDA and Adjusted EBITDA as a gauge to measure the performance of their investment in AMI. Management compensates for limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting our business than GAAP results alone can provide. EBITDA and Adjusted EBITDA are not recognized terms under GAAP, and do not purport to be an alternative to income from continuing operations as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies use identical calculations, our presentation of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Set forth below is a reconciliation of net income (loss) attributable to American Media, Inc. and subsidiaries to EBITDA and Adjusted EBITDA for the three months ended June 30, 2015 and 2014. We have not provided quantitative reconciliation of forecasted Adjusted EBITDA and free cash flow because such reconciliation would include a significant amount of uncertainty in projecting the costs deducted to arrive at this measure. As such, management does not believe that this reconciling information would be meaningful.

	For the Three Months Ended June 30,
(in thousands)	2015	2014
Net income (loss) attributable to American Media, Inc. and subsidiaries	$24,070	$(11,968)
Add (deduct):
Interest expense	9,403	13,987
Provision (benefit) for income taxes	(29,272)	3,620
Depreciation and amortization	6,727	3,358
Amortization of deferred debt costs	850	434
Amortization of deferred rack costs	1,475	1,458
Amortization of short-term racks	1,926	2,055
Discontinued operations	0	(2,815)
EBITDA	15,179	10,129
Add (deduct):
Restructuring costs and severance	1,093	471
Costs related to launches and closures of publications	8	132
Restructuring costs related to divestiture of DSI	0	(15)
AMI share of costs and bad debt related to wholesaler shutdowns	523	3,872
Pro forma adjustment related to investment in affiliates	0	312
Other	440	552
Adjusted EBITDA	$17,243	$15,453

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